Exhibit 99.1

FOR IMMEDIATE RELEASE

Seneca Gaming Corporation
Completes Senior Notes Offering

NIAGARA FALLS, NY– Seneca Gaming Corporation (SGC) today announced that it is has completed an offering of an aggregate principal amount of $200 million of additional 7¼% senior notes due 2012 pursuant to an exemption from registration under the Securities Act of 1933.  The issuance will be treated as a single class with the existing aggregate principal amount of $300 million of 7¼% senior notes due 2012 that were issued in May 2004.  The new senior notes have substantially identical terms to, and form a single series with, the previously issued senior notes, except for certain tax attributes and prior to November 1, 2005 the amount of interest accrued thereon.

The net proceeds of the offering were used to pay the amount owed by Seneca Niagara Falls Gaming Corporation (SNFGC) to Freemantle Limited (Freemantle) pursuant to a termination agreement entered into by the parties on May 9, 2005 to terminate the $80 million loan that Freemantle provided in November 2002 for the construction and development of Seneca Niagara Casino. The balance of the net proceeds will be used to fund certain costs associated with the expansion of SGC’s operations, and for general corporate purposes.

Barry E. Snyder Sr., President of the Seneca Nation of Indians (Nation) and Chairman of SGC stated: “We are extremely pleased to have replaced a higher interest rate loan with a loan at an interest rate that reflects our profitable Class III gaming operations and allows us to continue to develop the premier Class III gaming operation in Western New York.”

SGC is a wholly owned, tribally chartered corporation of the Nation that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, SNGFC and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.